Exhibit 10

SEPARATION AGREEMENT

THIS AGREEMENT, by and between A. O. Smith Corporation, a Delaware corporation, hereinafter referred to as “A. O. Smith” and Kenneth W. Krueger, an individual, hereinafter referred to as “Krueger”.

WHEREAS, Krueger is currently employed by A. O. Smith in the capacity of Senior Vice President and Chief Financial Officer of A. O. Smith Corporation and

WHEREAS, A. O. Smith and Krueger desire to terminate the employment relationship under the terms acceptable to the parties.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	Krueger will resign as the Senior Vice President and Chief Financial Officer of A. O. Smith Corporation effective June 30, 2005.

2.	Krueger shall remain as an active employee on the A. O. Smith payroll at his current base salary until July 31, 2005 at which time his employment with A. O. Smith shall terminate. While on the active payroll, Krueger shall make himself available to perform such duties as may be reasonably requested by A.O. Smith’s Chief Executive Officer or his designee.

3.	Effective on July 31, 2005, Krueger will have achieved the necessary vesting credit to be fully vested in the A.O. Smith Retirement Plan

4.	Krueger shall be entitled to fifteen months of severance payments payable in 30 semi-monthly payments of $14,166.67 commencing August 15, 2005. All payments made under this paragraph are subject to applicable withholding taxes and are inclusive of any amounts that Krueger may be entitled to under the A. O. Smith Severance Pay Plan. In the event of Krueger’s death, payments shall continue to his designated beneficiary or his estate, if no beneficiary designation has been filed.

5.	A. O. Smith agrees to continue group health, dental and disability insurance coverages for Krueger and his eligible dependents through the earlier of the date his severance pay ceases or the date he and his dependents are enrolled in his new employer’s health plan. Upon termination of the A. O. Smith provided group health and dental coverage, Krueger will then be eligible, at his sole expense, to continue health and dental coverage for an additional period of up to 18 months under the federal continuation law (“COBRA”).

6.	A. O. Smith shall make the 2005 annual premium payments due on Krueger’s pre and post retirement split dollar life insurance policies. On June 30, 2006, the split dollar agreements shall terminate and Krueger shall have the option either (1) assigning all his interest in the policies to A. O. Smith or (2) repaying the premiums paid by A. O. Smith to obtain a release of A. O. Smith’s collateral interest in the policies.

7.	Krueger shall not be eligible to receive any company matching contribution for 2005 since he will not be employed by A. O. Smith on December 31, 2005. A. O. Smith will pay Krueger the amount of $72,000.00, less applicable withholding taxes, no later than July 31, 2005 to compensate him for the loss of certain profit sharing and retirement benefits. Krueger’s Supplemental Profit Sharing Plan account balance as of December 31, 2005 will be paid to him in January, 2006 in a lump sum.

8.	Under this agreement, Krueger’s 2002, 2003 and 2004 stock option grants shall be treated as follows:

A)	The 2002 grant shall be automatically exercised on July 31, 2006 provided that the fair market value of the Company stock is greater than $26.88 per share on July 31, 2006.

B)	The 2003 grant shall be automatically exercised on July 31, 2007 provided that the fair market value of the Company stock is greater than $28.70 per share on July 31, 2007.

C)	The 2004 grant shall be automatically exercised per the following schedule provided the fair market value of the Company stock is greater than $24.64 per share on the exercise date:

i)	one third of the grant on October 12, 2005

ii)	one third of the grant on October 12, 2006

iii)	one third of the grant on October 12, 2007

Any option that is not exercised because the fair market value of the Company stock on the scheduled exercise date is lower than the exercise price, shall expire.

9.	Of Krueger’s outstanding restricted stock awards, 6000 shares will become vested in October, 2005. All other restricted shares shall be forfeited on the date of Krueger’s termination. Any dividends earned on restricted shares in 2005 shall be paid to Krueger in February, 2006.

10.	Krueger shall not be entitled to any payout under the Performance Cash Plan awarded to him in October, 2004.

11.	Krueger shall be eligible to receive a pro-rated bonus under the A. O. Smith Combined Executive Incentive Compensation Plan for 2005 based on his participation in the plan through his date of termination.

12.	Krueger shall be eligible for the use of his current company leased car until he has secured other full-time employment but no later than June 30, 2006. At such time, he shall have the option of returning the car or purchasing the car per the normal lease agreement. During his use of the company leased car, A. O. Smith shall maintain all existing collision, comprehensive and liability insurance on the car, and Krueger shall be responsible for all operating and maintenance costs.

13.	The payment by A. O. Smith of fees and dues for club membership Krueger currently is provided will be continued through December 31, 2005.

14.	Krueger will be eligible for Deloitte & Touche financial counseling service through December, 2005, including income tax preparation for 2005.

15.	Executive outplacement services will be provided at the Company’s expense to assist Krueger in obtaining other employment.

16.	A. O. Smith agrees to continue its practice of reimbursing Krueger for the income taxes due on the imputed or reportable income related to A. O. Smith’s payment of club fees and dues, tax preparation and counseling fees and lease payments on the company car.

17.	In consideration for this Separation Agreement, Krueger agrees as follows:

A)	From the date of execution of this Agreement until June 30, 2007, he will not directly or indirectly engage as an employee, consultant, or representative in any activity for any business or person which is engaged in the manufacture, sale or distribution of electric motors or water heaters unless he obtains the prior written consent of the Chief Executive Officer of A. O. Smith Corporation; and

B)	He will not engage in any act or make any statement, which criticizes, maligns, denigrates or disparages A. O. Smith or its affiliates or their directors, officers or employees; and

C)	He agrees that he will not disclose to any person, firm or corporation any secret, confidential or proprietary information of A. O. Smith or its affiliates, unless such information is in the public domain or is required to be disclosed by law. Such secret, confidential and proprietary information shall include, but not be limited to, such matters as A. O. Smith’s costs, profits, markets, sales, pricing, product lines, policies, operational methods, suppliers, customers and strategic plans, and

D)

He agrees to release and forever discharge A. O. Smith Corporation and any of their affiliated companies, their officers, directors and employees of and from any and all claims, demands, rights, liabilities and causes of action of whatsoever kind or nature, arising out of or in connection with his employment. This release specifically encompasses all claims of employment discrimination based on race, color, religion, sex and national origin under Title VII of the Civil rights Act of 1964 or under Section 1981 of the Civil Rights Act of 1866, all claims of age discrimination under the Age Discrimination in Employment Act of 1967 (ADEA), all claims under the Employee Retirement Income Security Act (ERISA), all claims of employment discrimination under the Americans with Disabilities Act (ADA), all claims based on any express or implied employment contract as well as claims under any applicable state or local law concerning employment. This release shall not apply to: (i) any claims for benefits under applicable unemployment compensation law; (ii) any claim for vested benefits under A. O. Smith’s pension and savings plans; (iii) any rights that Krueger may have to indemnification to the extent provided in A. O. Smith’s articles of incorporation, bylaws, or indemnification agreements to which Krueger is a party; (iv) any rights that Krueger may have under any directors or officers insurance policies; and (v) the rights established under this Agreement. This release shall also not apply to any right or claims under the Age Discrimination and Employment Act of 1967 (ADEA) which arise after the date this Agreement is executed; and

E)	In the event that Krueger violates any of the provisions of A thru D of this paragraph, in addition to any other legal remedies that it may have, A. O. Smith shall have the right to cease making the payments in Paragraph 4 and cease providing the benefit coverages outlined in Paragraph 5 of this Agreement.

18.	Krueger agrees that he will not disclose the terms, amounts and facts of this Agreement to anyone other than to his financial or tax advisor/counselor, attorney or immediate family members until the terms of this Agreement are made public through a government filing.

19.	Krueger shall have the right to revoke this Agreement within seven (7) days after he executes it, by providing written notice of such revocation to A. O. Smith. This Agreement shall not be effective or enforceable until the seven-day revocation period has expired.

20.	Krueger acknowledges that he has been advised by A. O. Smith to seek the advice of an attorney regarding this Agreement and that he has been given 21 days to decide whether to agree to its terms.

21.	The illegality or unenforceability of any legal and enforceable provision of this Agreement shall not effect the validity and enforceability of any legal and enforceable provision of this Agreement..

22.	This Agreement shall supersede and replace all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

23.	This Agreement will be binding upon any successors and assigns of A. O. Smith.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below.

A. O. SMITH CORPORATION

Dated: July 18, 2005	By:	/s/ Mark A. Petrarca
Mark A. Petrarca
Vice President Human Resources & Public Affairs

Dated: July 18, 2005	By:	/s/ Kenneth W. Krueger
Kenneth W. Krueger

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